Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
Navitas Semiconductor Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	457(c), (h)	3,000,000	$6.78	$20,340,000	$110.20 per $1,000,000	$2,242
Total Offering Amounts					$20,340,000		$2,242
Total Fee Offsets							$0
Net Fee Due							$2,242

(1)	Consists of shares reserved for issuance under the Navitas Semiconductor 2022 Employee Stock Purchase Plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), that may become issuable in respect of the shares identified in the above table to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per unit and maximum aggregate offering price are based on a price of $6.78 per share, the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market LLC on April 10, 2023.